Exhibit 99.1

        BTU International Reports Second Quarter 2003 Results

    NORTH BILLERICA, Mass.--(BUSINESS WIRE)--July 22, 2003--BTU International, Inc. (Nasdaq NM: BTUI), the leading supplier of advanced thermal processing equipment for semiconductor packaging, surface mount, and advanced materials processing, today announced its financial results for the second quarter ended June 29, 2003.
    Net sales for the quarter were $7.1 million, up 4 percent compared to $6.8 million in the preceding quarter, and down 24 percent compared to $9.4 million recorded in the second quarter of 2002.
    Net loss for the 2003 second quarter was $1.9 million, or $0.27 per share, compared to a net loss of $1.8 million, or $0.25 per share, in the preceding quarter. The net loss reported in the second quarter of 2002 was $1.5 million, or $0.21 per share.
    Net sales for the six months ending June 29, 2003 were $14.0 million, compared to $17.9 million in the same period of last year. The loss before restructuring was $3.6 million for the first half of 2003 compared to $3.6 million for the same period last year. The net loss for the first six months was $3.6 million, or $0.52 per share, compared to a loss of $2.8 million, or $0.40 per share for the first six months of last year. The difference in tax benefit between the respective periods of $0.7 million or $0.10 per share was due to the availability of greater tax benefit in the first half of last year.
    Mark R. Rosenzweig, president and CEO of BTU International said, "Our quarterly revenues increased sequentially, primarily as a result of increased sales in the surface-mount-technology (SMT) segment of our business. However, quarterly margins were negatively impacted by a change in product mix, and with a restructuring charge for workforce reduction, the bottom line was slightly down from last quarter."
    "In general, we see improving market forecasts, with significantly increased interest on the part of our major customers, but this increased interest is slow in turning into increased orders," said Rosenzweig. "SMT business appears to be recovering, and both semiconductor wafer bumping and wafer packaging are showing signs of strength, especially in Asia where we are well positioned to take advantage of any upturn. Construction of our new manufacturing facility in China continues on schedule."
    "We continue to fully fund our R&D projects with the goal to complete our major projects in time to take full advantage of the recovery in our markets. With the added scope from our Sagarus acquisition in robotics and flux coating and our own internal development, we will be offering an expanded line of products for all our major market segments," said Rosenzweig. "At the same time, we continue to exercise strict controls on expenditures and structure to maintain the company's financial strength and flexibility to meet customer demands."
    BTU will be discussing its financial results, along with its outlook for the third quarter of 2003, in a conference call tomorrow, Wednesday, July 23, at 11:00 a.m. Eastern Time. A webcast of the conference call will be available on BTU's website at www.btu.com or at www.streetevents.com. Replays of the call will be available through August 6, 2003, and can be accessed at these websites or by phone at
(888) 567-0671, pass code BTU.

    About BTU International

    BTU International, with world headquarters in North Billerica, MA, is a market-leading supplier of advanced thermal processing equipment to the semiconductor, electronics, and materials sectors. BTU manufactures a wide range of equipment for semiconductor packaging applications, including state-of-the-art systems for wafer bumping and wafer-level packaging. The company also manufactures solder reflow furnaces for printed circuit board assembly and advanced systems for materials processing applications requiring high temperatures and precise atmosphere control. BTU operates worldwide with direct sales and service offices in the USA, Asia and Europe. Information about BTU International is available on BTU's website at www.btu.com.

    Safe Harbor Statement

    This news release, other than historical financial information, includes forward-looking statements that involve known and unknown risks and uncertainties, including quarterly fluctuations in results. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. Unless otherwise required by law, the company disclaims any obligation to revise or update such forward-looking statements in order to reflect future events or developments.

                       BTU INTERNATIONAL, INC.
                Consolidated Statements of Operations
          (In thousands, except per share and share amounts)
                             (Unaudited)

                            Three Months Ended     Six Months Ended
                            June 29,   June 30,   June 29,   June 30,
                             2003       2002       2003       2002

Net Sales                     $7,125     $9,360    $13,961    $17,868
Cost of Goods Sold             5,579      6,239     10,562     12,179
Gross Margin                   1,546      3,121      3,399      5,689
Selling, General and
   Administrative Expenses     2,554      3,835      5,304      7,419
Research, Development and
   Engineering                   826        911      1,648      1,858

Loss from Operations          (1,834)    (1,625)    (3,553)    (3,588)
 Before Restructuring
Restructuring Charges            190                   190

Loss  from Operations         (2,024)    (1,625)    (3,743)    (3,588)
 After Restructuring
Interest (Expense) Income, net   (65)       (39)      (120)       (77)
Other (Expense) Income, net        4          2          5          2

Loss Before Income Taxes      (2,085)    (1,662)    (3,858)    (3,663)
Income Tax Benefit              (222)      (197)      (222)      (897)

Net Loss                     ($1,863)   ($1,465)   ($3,636)   ($2,766)

Loss Per Share:
   Basic                      ($0.27)    ($0.21)    ($0.52)    ($0.40)
   Diluted                    ($0.27)    ($0.21)    ($0.52)    ($0.40)

Weighted Average Number of
 Shares Outstanding:
   Basic                   7,002,578  6,966,509  7,002,578  6,855,551
   Diluted                 7,002,578  6,966,509  7,002,578  6,855,551


                       BTU INTERNATIONAL, INC.
                     Consolidated Balance Sheets
                            (In thousands)

                                             June 29,    December 31,
                                              2003           2002
                                           (Unaudited)
Assets
 Cash and Investments                            $7,900       $13,847
 Accounts Receivable                              5,897         4,532
 Inventories                                      7,769         6,668
 Other Current Assets                             2,471         2,117
 P.P. & E., net                                   3,651         4,037
 Other Assets                                       822           313

                                                $28,510       $31,514

Liabilities and Stockholders' Investment
 Short-Term Debt                                   $337          $329
 Other Current Liabilities                        6,316         5,424
 Long-Term Debt                                   3,825         4,010
Long-Term Deferred Comp.                            550           650

 Stockholders' Investment                        17,482        21,101

                                                $28,510       $31,514

    CONTACT: Company Contact:
             BTU International, Inc.
             Tom Kealy, 978/667-4111 Ext. 106
             or
             Agency Contact:
             For BTU International
             Bill Monigle, 603/424-1184